EXHIBIT 10,1

FOURTH AMENDMENT TO
SHARE PURCHASE AGREEMENT

This Fourth Amendment (“Fourth Amendment”) is made as of this 15th day of January, 2008, by and between ICC WORLDWIDE, INC. (formerly, Torbay Holdings, Inc.), a Delaware corporation (the “Issuer” or the “Company”) and THE BLACK DIAMOND FUND, LLLP, a Minnesota limited liability limited partnership (the “Buyer”).

WITNESSETH:

WHEREAS, the Issuer and the Buyer entered into a Share Purchase Agreement (the “Original Agreement”) dated June 29, 2007 in which the Issuer sold preferred stock and common stock to the Buyer; and

WHEREAS, the Original Agreement was amended by a First Amendment dated July 24, 2007 (the “First Amendment”) to clarify certain representations and terms of that Agreement following the signing of the Original Agreement, and

WHEREAS, the Original Agreement was further amended by a Second Amendment dated September 28, 2007 (the “Second Amendment”) to change the Put Option held by Black Diamond under the Original Agreement and to swap the Company’s Series B preferred stock held by Black Diamond for the Company’s Series C preferred stock which had more favorable preferences to Black Diamond than the Series B stock, and

WHEREAS, the Original Agreement was further amended by a Third Amendment dated December 17, 2007 (“the Third Amendment”) to increase the amount of stock purchased under the agreement and to further change the Put Option held by Black Diamond (the Original Agreement, as amended by the First Amendment, the Second Amendment, and the Third Amendment is hereinafter referred to as the “Existing Agreement”); and

WHEREAS, the Issuer and Buyer now seek to further amend the Existing Agreement to further change the Put Option in consideration for the issuance to Black Diamond of warrants to purchase the Issuer’s common stock.

NOW, THEREFORE, the Issuer and the Buyer hereby amend the Existing Agreement as follows:

1. Paragraph 3.4.1 is deleted in its entirety and replace as follows:

3.4.1.  During each quarter set forth in the table below,, the Company will set aside for the purchase from the Buyer of shares of Series C Preferred Stock pursuant to Paragraph 3.4.2, the following percentage of its positive net income before income taxes for the preceding quarter as reported in the Company’s Quarterly Report on Form 10-QSB or as determined in connection with the preparation of the Company’s Form 10-KSB for the period ended on the last day of the preceding quarter..

Calendar Quarter	Percentage of Pretax Income
3rd and 4th 2008 and 1st and 2nd 2009	10.0%
3rd and 4th 2009 and 1st and 2nd 2010	20.0%
3rd and 4th 2010 and 1st and 2nd 2011	25.0%
3rd and 4th 2011 and 1st and 2nd 2012	30.0%

3.4.1.1 Buyer agrees to waive, defer or subordinate Issuer’s requirement to set aside all or a portion of the amount of Issuer’s positive net income before income taxes that Issuer is required to set aside pursuant to Paragraph 3.4.1 to the extent reasonably necessary to enable the Issuer to obtain from any bona fide lender loans or lines of credit. Buyer will at its expense promptly and reasonably cooperate with Issuer and any bona fide lender to effect such waiver, deferment or subordination including executing such documents and instruments as shall reasonably be necessary therefor.

2.	Paragraph 3.1.3 is added as follows:

3.1.3  Issuer shall promptly issue to Buyer warrants to purchase fifteen million (15,000,000) shares of the Issuer’s common stock of Issuer for $.01 per share which warrants shall be immediately exercisable upon issuance and continue to be exercisable for a period of 5 years after issuance. Such warrants will be in the form attached.

IN WITNESS WHEREOF, this Fourth Amendment has been executed by the parties hereto the day and year first above written.

Buyer:	Issuer:

/s/ Brandon Goulding	/s/ Richard K Lauer
Brandon Goulding, Investment Advisor	Richard K Lauer, President
The Black Diamond Fund, LLLP	ICC Worldwide, Inc.